EXHIBIT 3.1
AMENDMENT TO THE BY-LAWS OF
TOLL BROTHERS, INC.
     This Amendment to the By-laws of Toll Brothers, Inc., a Delaware corporation (the “Corporation”), is effective as of December 12, 2007. Capitalized terms used but not defined herein shall have the meanings set forth in the By-laws of the Corporation (the “Bylaws”).
     The Bylaws are hereby amended as follows:
1.	Section 5-1 is hereby amended to read in its entirety as follows:
“Section 5-1. Shares Represented by Certificates and Uncertificated Shares. The shares of capital stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors of the Corporation adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the Corporation represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to retain or obtain a certificate for shares of capital stock of the Corporation signed by, or in the name of the Corporation by, (a) the Chairman of the Board of Directors, or the President or a Vice President, and (b) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation. Any or all signatures on the certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.”
2.	Section 5-3 is hereby amended to read in its entirety as follows:
“Section 5-3. Transfer of Shares. (a) Shares of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of shares shall be made on the books of the Corporation, and in the case of certificated shares, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.”
3.	Except as modified by this Amendment, the Bylaws remain unchanged and, as modified, continue in full force and effect.